Exhibit 2.05

SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT

     THIS SECOND AMENDMENT (“Second Amendment”), dated as of April 13, 2004 to that certain Asset Purchase Agreement dated as of February 9, 2004, as clarified by that certain Side Letter Agreement dated February 9, 2004, as further clarified by that certain First Amendment to Asset Purchase Agreement dated as of March 1, 2004, as may be further amended and clarified, (the “Original Agreement”), by and among Mr. Tire, Inc., (“Mr. Tire”), Atlantic Automotive Corp. (“Atlantic”) and Monro Muffler Brake, Inc. (“Monro”)

RECITALS

     WHEREAS, Mr. Tire, Atlantic and Monro have entered into the Original Agreement, which provides for the sale of the Assets of Mr. Tire to Monro; and

     WHEREAS, Mr. Tire, Atlantic and Monro desire, pursuant to this Second Amendment, agree to further amend the Original Agreement. All capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such term in the Original Agreement.

     NOW, THEREFORE, IN CONSIDERATION OF THE premises and mutual covenants and obligations contained herein, the parties agree, intending to be legally bound, as follows:

     1. Schedule 7.07E to the Original Agreement contains the entire agreement between the parties with respect to the provision of services by Mr. Tire to Monro following the Closing (the “Transition Agreement”).

     2. The parties acknowledge that between March 1 and March 28, 2004, Monro hired certain employees of Mr. Tire and that, during the term of the Transition Agreement, certain of these employees will provide Transition Services to Mr. Tire under the direction of Mr. Tire. Schedule 2 to this Amendment lists those employees who made provide such services to Mr. Tire (Monro Employees). With respect to any Transition Services provided by Monro Employees, the applicable provisions of the Transition Agreement (including but not limited to, billing for Employee Costs, authority of Monro Employees to bind Mr. Tire and indemnification), shall be reversed to reflect that these Monro Employees are providing Transition Services to Mr. Tire. However, Mr. Tire will continue to bill Monro for its pro rata share of corporate overhead costs. Further, both the assessment and hire of Transition Employees by Monro and the “System Requirements” provisions shall not be revised.

     3. Sections 2.05B and 2.05C of the Original Agreement are hereby amended to reflect that Seller will have until May 31, 2004 to prepare the Inventory Statement and the Fixed Asset Statement and that Buyer will then have until July 31, 2004 to audit and reconcile such Inventory and Fixed Asset Statements.

     4. Section 2.05D of the Original Agreement is hereby amended by adding the following as the last three sentences of the paragraph: Seller shall finalize any and all adjustments required pursuant to this section by May 31, 2004 except for the vacation accrual, which Seller shall finalize by May 7, 2004, and Buyer shall subsequently have until July 31, 2004 in which to audit such adjustments. With respect to vacation accrual, Seller acknowledges that following Closing and until such time as the vacation accrual adjustments are finalized, Buyer will rely on the information provided to it on an on-going basis by Seller’s Payroll Supervisor with respect to the vacation accrued by any Transferred Employees and Transition Employees (as defined in the Transition Agreement set forth in Schedule 7.07E) subsequently hired by Buyer (the “Interim Accruals”). Seller agrees that, after the parties have finalized the vacation accrual adjustments, if any, it will indemnify and hold Buyer harmless from and against any payments made by Buyer to any such employees based upon the Interim Accruals which ultimately are determined to have been owed.

     5. The duties, obligations, and responsibilities of the parties contained in Section 1 through 4 of this Second Amendment, have survived, and shall continue to survive the Closing and the Execution of this Second Amendment.

     6. Except as amended hereby, the Original Agreement and each of the Schedules and Exhibits thereto are affirmed and restated.

     7. This Second Amendment shall be effective as of the date first above written and shall not affect or impair the remainder of the terms of the provisions of the Original Agreement, which shall continue in full force and effect without modification thereto.

     8. This Second Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Maryland applicable to agreements made and to be performed entirely in Maryland.

     9. This Second Amendment may be executed in any number of counterparts, all of which taken together shall constitute one complete document.

IN WITNESS WHEREOF, each of the parties hereto has executed this Second Amendment or has caused this Second Amendment to be duly executed and delivered in its name and on its behalf all as of the day and year first above written.

WITNESS:		MILE ONE TIRE, INC.

/s/ Anne M. Tacka	By:	/s/ Louis Richards
	Name:	Louis Richards
	Title:	Treasurer

ATLANTIC AUTOMOTIVE CORP.

/s/ Anne M. Tacka	By:	/s/ Louis Richards

	Name:	Louis Richards
	Title:	Vice President

MONRO MUFFLER BRAKE, INC.

/s/ Maureen E. Mulholland	By:	/s/ Catherine D’Amico

	Name:	Catherine D’Amico
	Title:	Executive Vice President, CFO and Treasurer

Schedule 2

EMPLOYEE NAME

AGNEW, ANTONIO
BOTHE, HENRY T.
BROWN, HOMER O.
CURRIE, WALTER F.
ESPEY, TIMOTHY C.
FARRELL, JENIFER O.
FERRARACCI, JOSEPH V.
FINKLER, DMITRY
FLEURY, REBECCA L.
GASKINS, EMANUEL E.
KOCH, TERRENCE L.
KUES, PAMELA A.
LAFFERMAN, BERNARD N.
LEWMAN, KEVIN E.
LONGERBEAM, GARY L.
MCGREW, WILLIAM H.
MCMICHAEL, GREGORY
MENTGES, NINA M.
MURRAY, LILLIAN J.
SALM, KENNETH N.
SAUNDERS, KENNETH L.
SHAKOOR, LEMUEL H.
SPITALNY, HOWARD F.
STRANEY, JOHN W.
THOMAS, JUDITH
TOMARCHIO JR., JOSEPH
TSIMMERMAN, DANIEL
TUCKER, KENDRA R.
VICKERS, SCOTT L.
WADE, ELAINE P.
WALKER, RODNEY G.
WILKINS, ROY N.
WOOTEN, ARAY L.

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